EXHIBIT 99.1

        iMedia International, Inc. Reports Record Revenues
                        for Second Quarter

SANTA MONICA, Calif., -- iMedia International. Inc. (Other OTC: IMNL.PK) is pleased to report record revenues of $899,675 in the second quarter ended June 30, 2004 compared to $102,120 during the second quarter of 2003, an increase of over 750%. The increase in sales is indicative of the Company's increased ability to procure new business and the shift in its sales emphasis towards special edition and custom disc production. "We have focused much of our sales and marketing activities towards forming strategic partnerships with publishers of newspapers, magazines and various new corporate clients, the results of which we feel will be realized within the next six months," states
David MacEachern, Chairman and CEO of iMedia International, Inc.    He added,
"in addition, we are increasing emphasis on marketing to the direct response industry for new business."

In recent developments, iMedia:

- Announced that its subsidiary, Hollywood Previews, released the 2004 Tribeca Film Festival Special issue of Hollywood Previews(TM)Magazine.

- Was featured in the April 19th issue of Advertising Age Magazine, which described iMedia's unique interactive disc media as "The cutting edge in FSI (free standing inserts)."

- Announced the successful distribution by Univision (NYSE:UVN - News) of the iMedia produced CD-ROM "Hispanic Vote Tool Kit."

- Signed an agreement with International Brotherhood of Teamsters Local Union 495 to create a new messaging program aimed at improving communications with Local members and attracting new members.

- Announced an agreement with the Los Angeles Times to jointly market a digitally enhanced supplement to Las Vegas hotels, casinos and other prospective sponsors.

- Announced an agreement to begin developing unique and innovative DVD and CD-ROM based promotional discs for selected PRIMEDIA (NYSE:PRM - News) publications and advertisers.

- Announced the completion of the production and distribution of an interactive promotional disc on behalf of FX Networks, LLC (a division of FOX TV), for the hit series Nip/Tuck.

- Announced an agreement to produce an interactive product iCatalog(TM) for TELEBrands Corporation, one of the world's largest direct response television advertising companies.

- Announced the completion and distribution of its third interactive promotional disc for FX Networks, LLC, to promote the new television show "Rescue Me".

Cost of sales increased to $766,409 from $204,486 for the three months ended June 30, 2004 and 2003, respectively. Gross profit contribution was $133,266 (or 15%) and $5,089 (or 14%) for the three months ended June 30, 2004 and 2003, respectively, an increase of 25 times. [Cost of sales] for the quarterly period ending June 30, 2004 originated primarily from the design, production and distribution of custom discs and royalties. Cost of sales from the comparative prior year period included a combination of design and manufacturing costs, thus there is little parity in comparisons between the two periods.

Operating expenses increased to $1,158,317 for the three months ended June 30, 2004, from $641,234 for the same period in the prior year, an increase of 113%. The increase in expenses is due to continued development of products, growth initiatives, expenses associated with expanded sales efforts, as well as substantial legal and accounting costs associated with the maintenance of iMedia's fully-reporting status. Interest expense, relating to convertible debt interest, increased to $95,044 for the three months ended June 30, 2004. Bank interest of $511 was incurred for the same period in the prior year.

Net loss for the three months ended June 30, 2004 increased to ($1,241,595) compared to ($802,525) for the prior year's comparable period, an increase in
net loss of ($439,070) or (54%).    The increase in net loss is primarily
attributable to the expanded operations, the substantial legal and accounting costs related to our fully-reporting status, and our increased sales and marketing efforts.

"I am very excited about the continuing growth of our business and revenues. We have seen a huge increase in business since we began focusing on the production of custom discs. Revenue projections for Q3 and Q4 look very strong, and our sales cycles continue to shorten" concluded David MacEachern.

About iMedia International Inc.

iMedia International, Inc. (IMNL) is a publicly held digital media solutions company producing DVD's, and CD-ROM's for digital multimedia marketing and promotional campaigns. iMedia publishes proprietary and custom digital iMagazines and offers expert digital media solutions services including: strategic planning, content aggregation and production, disc audio/video design, authoring, editing and compression, disc packaging manufacturing and distribution. A key feature of iMedia's technology is its iReporting(TM) real-time, online tracking system which provides quantitative data on disc viewer usage patterns and effectiveness of iMedia marketing and promotional campaigns.

For more information on iMedia International, please contact:

Kelly R. Konzelman, Executive Vice President
1721 21st Street, Santa Monica, CA 90404
(310) 453-4499
kellyk@imedia-intl.com

                            #  #  #  #

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, general economic risks and uncertainties, and various other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Please refer to the full filing of the Company's Quarterly Report on Form 10-Q at http://www.sec.gov.